Apollo Group, Inc.
News Release

APOLLO GROUP, INC. HIRES GENERAL COUNSEL ROBERT MOYA

Phoenix, Arizona – September 5, 2007 – Apollo Group, Inc. (Nasdaq: APOL) today announced the hiring of P. Robert Moya as Senior Vice President and General Counsel, effective September 1, 2007.

Moya joins Apollo Group with more than 35 years of experience in corporate and securities law, with particular expertise in corporate governance. He has substantial mergers & acquisitions transaction experience, including international transactions, as well as experience with public and private offerings of equity and debt.

“I am pleased to welcome Bob to Apollo Group,” said Brian Mueller, president. “His wealth of experience and substantial expertise will be a strong asset to our organization and an excellent complement to our executive management team.” In addition, he said, “The selection of our General Counsel reflects our continued commitment to strong corporate governance and regulatory compliance in all areas of our operation.”

Moya, 62, joins the Company from Quarles & Brady LLP, a Wisconsin based national firm which he joined as a Partner in 1991 and served as Of Counsel in recent years. He formerly served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary at Tempe-based Insight Enterprises, Inc., a $3 billion corporation with operations in the United States, Canada and the United Kingdom. Earlier in his career, Moya was a partner with the law firms of Gaston & Snow and Lewis and Roca.

Moya is a member of the Hispanic National Bar Association and the American Bar Association. His professional honors include: a Martindale-Hubbell a.v. rating since 1984; recognition as a leader in the field of Corporate/M&A in the 2007 Chambers USA directory; listing in the Best Lawyers in America since 1993; recognition as one of 50 attorneys awarded the Best of the Bar for the Phoenix Area in 2004; a 2007 listing in Southwest Super Lawyers and listings in Who’s Who in America and Who’s Who in American Law.

Moya has chaired the Securities and Law Practice Management Sections of the Arizona Bar. He is a graduate of Princeton University and Stanford Law School.

Moya currently serves on the board of InPlay Technologies, Inc., where he chairs the Nominating and Governance Committee and is a member of the Audit and Compensation Committees. He recently served on the board of Plusnet plc, sold to British Telecom in January 2007, where he chaired the Compensation Committee and served on the Audit and Nominating Committees.

About Apollo Group, Inc.

Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services from high school through college level at 260 locations in 40 states, Puerto Rico, Alberta, British Columbia, the Netherlands, and Mexico, as well as online, throughout the world.

Investor Relations Contact:
Allyson Pooley ~ ICR, Inc. ~ (310) 954-1100 ~ apooley@icrinc.com
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu